Exhibit 10.69

TECHNICAL SERVICES AGREEMENT
This Technical Services Agreement (the “Agreement”) is made effective March 12, 2007 (“Effective Date”) between QAD Inc., including any of its subsidiaries and affiliates, having its principal place of business at 6450 Via Real, Carpinteria, California 93013 (hereinafter “QAD”), and Vince Niedzielski, having a principal place of business at 2107 Fox Den Court, Oxnard, CA 93030 (hereinafter “Contractor”).
IT IS HEREBY AGREED, as follows:
1.	Services. Contractor shall provide the scope of services (the “Services”) as requested from time to time by QAD management and defined in any purchase order or Supplement attached to this Agreement, hereinafter the “Supplement.” This Agreement is not a commitment by QAD to give Contractor any work. When QAD wishes to engage Contractor for specific Services, QAD shall issue a purchase order or a Supplement to this Agreement, which both parties shall sign. Contractor shall not begin any Services until QAD has issued a purchase order authorizing the Services in any Supplement. Changes to any Supplement shall only be made in writing and signed by both parties along with a corresponding revision to the purchase order. The initial Supplement and all subsequent Supplements shall be considered in addition to and not in replacement of this Technical Services Agreement and the terms thereof shall become part of this Agreement when signed by the parties. In the event of conflict between the terms of any Supplement and the terms of this Agreement, the terms in the Supplement shall govern.

2.	Independent Contractor. The Services to be performed by Contractor shall at all times during the term of this Agreement be the services of an independent contractor and not as an agent or employee of QAD and QAD shall not pay, nor shall Contractor have any claim for sick leave, vacation pay, retirement benefits, social security, Workers’ Compensation, disability or unemployment benefits, withholding or other employer taxes, or employee benefits of any kind. As Contractor is an independent contractor, nothing in this Agreement shall be deemed to create an agency, joint venture or partnership between the parties.

For the avoidance of doubt: as of March 9, 2007 (the date your QAD employment was terminated) (i) your unvested QAD options will expire and (ii) your sixty (60) day option exercise period for any vested options shall begin to run. There shall not be any extension of any such periods as a result of your independent contractor arrangement, as set forth herein, with QAD.

3.	Compensation. As consideration for the Services to be provided by Contractor, QAD agrees to pay Contractor the compensation and reasonable expenses in accordance with the agreed to terms set forth in each Supplement. Such amounts shall be billed separately with respect to each Supplement. QAD will reimburse Contractor only for reasonable expenses preapproved in writing by QAD; provided however, that Contractor provides QAD with receipts and other records as may be reasonably necessary for QAD or its accountants to verify the amount and nature of any expenses incurred by Contractor that are to be paid or reimbursed by QAD pursuant to a Supplement.

4.	Invoicing. Contractor shall invoice QAD for the Services provided, in accordance with the agreed to terms, in such detail as to allow QAD to determine the Services performed. QAD shall pay for such Services within thirty (30) days after receipt of such invoice. For purposes of this Agreement, receipt shall be deemed to have occurred three (3) days after the mailing date.

5.	Additional Charges. Changes to the functional or technical requirements may impact Contractor’s work efforts and resource allocation. Contractor will use its best efforts to attempt to mitigate any increased efforts caused by changes in requirements. Any additional necessary fees will be mutually agreed upon by the parties prior to Contractor incurring any such expenses.

6.	Delays. In the event of delays caused by factors within the control of Contractor, or if Contractor interrupts the progress of the Services or fails to furnish the facilities or achieve milestones as agreed herein, or fails to promptly submit all information or resources necessary for QAD to proceed with the Services, Contractor agrees to reimburse QAD for any additional expense incurred by QAD to proceed with the Services and/or a reduction of the fees as mutually agreed upon by the parties.

In the event of delays caused by factors outside of Contractor’s control, QAD may be responsible for charges in addition to the agreed upon payment schedule. Contractor will use its best efforts to attempt to mitigate any increased efforts as a result of delays not caused by Contractor. Any additional necessary fees will be mutually agreed upon by the parties prior to Contractor incurring any such expenses.

7.	Continuing Support. Contractor shall, if requested by QAD, under separate agreement, provide QAD with updates or continuing support for each deliverable, for a period of three (3) years after a deliverable, in whole or in part, has been provided to and accepted by QAD or QAD’s end customer. If Contractor is unable to supply such services or Contractor is unable to obtain an alternative source to provide such services for QAD, then such inability shall be considered noncompliance with this clause and Contractor shall, without obligation or charge to QAD, provide QAD with necessary source code and/or other technical documentation required to support the deliverables or any other rights necessary for QAD to support the deliverables, together with a nonexclusive license, if necessary, for the sole purpose of supporting QAD’s customer base.

8.	Confidentiality. Information which is not generally known to the public, which is marked or otherwise conspicuously identified as confidential, obtained directly or indirectly, in connection with the performance, or as a result, of this Agreement or, developed, obtained, suggested by, related to or derived from work or Services performed by Contractor under or pursuant to this Agreement is considered confidential property of the disclosing party (hereinafter “Confidential Information”). Confidential Information does not include information which: (a) has entered the public domain except where such entry is the result of a party’s breach of this Agreement; (b) prior to disclosure hereunder was already in the receiving party’s possession on a non-confidential basis; (c) subsequent to disclosure hereunder is obtained by the receiving party on a non-confidential basis from a third party who has the right to disclose such information; or (d) was developed by the receiving party without use of the Confidential Information.

It is agreed that each party’s Confidential Information under this Agreement shall: (a) be kept confidential by the other party; (b) be treated by the other party in the same way as it treats Confidential Information generated by itself; (c) not be used by the other party otherwise than in connection with the implementation of this Agreement; and (d) be divulged to the other party’s personnel only if they have a need to know and have undertaken to keep Confidential Information secret. Such Confidential Information shall be maintained in confidence for a period of three (3) years from the date of disclosure. Neither party shall use such Confidential Information other than in the course of its duties hereunder, or for its own benefit or for the benefit of any other person, without the express advance written consent of the other party. Each party further agrees to take all reasonable precautions to prevent the unauthorized dissemination of the other party’s Confidential Information. All Confidential Information of a party remains the property of that party, and no license or other rights in such Confidential Information is granted to any other person, except as set forth expressly in this Agreement or a Supplement. Unauthorized use of Confidential Information, deliverables, or any information contained therein will diminish the value to the owner of its trade secrets or proprietary information. Therefore, if one party breaches any of its confidentiality or other obligations hereunder, the other party shall be entitled to pursue injunctive and other equitable relief to protect its interests herein, in addition to any other remedies available at law.

9.	Proprietary Rights. Contractor agrees that Services for QAD under this Agreement are work made for hire and agrees to hereby grant, transfer and assign to QAD all right, title, and interest in any idea, invention, discovery, trade secret, improvement, development, design, concept, product or process (whether or not patentable, tested, reduced to practice, subject to copyright, or relating to data processing communications or computer software systems, programs and procedures) which is made, conceived, discovered, reduced to practice and/or developed by Contractor, either solely or jointly with others, during the term of this Agreement and for one (1) year thereafter if and to the full extent the same related to, results from, is suggested by or derived from work or services performed for this Agreement or activities or Confidential Information of QAD to which Contractor is exposed or has access. All materials prepared or developed by Contractor hereunder, including, inter alia, documents, calculations, maps, sketches, notes, reports, data, models, computer software systems (including source code), programs and procedures, and samples, shall become the property of QAD when prepared, whether delivered to QAD or not. This exclusive grant of rights shall include, but is not limited to, the rights to publish, reproduce, transmit, adapt, prepare derivative works, sell, license, or otherwise make use of the Services (including all subsequent additions, revisions, supplements to, and versions of the Services, regardless of length or nature) throughout the world in any form or medium and in any language, and to license or otherwise transfer to others the rights commensurate herewith in connection with the Services for the entire term of the copyright, including any renewals and extensions. If requested by QAD, Contractor agrees, at QAD’s expense, to do all things, including execution of such documents, as may be necessary for QAD to obtain patents, copyrights or the like on the foregoing. Any materials furnished to Contractor by QAD shall be delivered to QAD upon request and, in any event, upon termination of this Agreement.

10.	Indemnification. Contractor agrees to defend, indemnify and hold harmless QAD from: (a) any charges of intellectual property infringement or misappropriation caused by making, using, licensing, distributing, or selling any of the Services and their related documentation and training materials, if any; and (b) any and all claims, actions, causes of action, damages, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting in any manner from Contractor’s and its employees’ and agents’ performance hereunder, including, but not limited to, claims for premiums, contributions or taxes payable under any workers’ compensation, unemployment compensation, disability benefit, qualified or unqualified benefit plans, or tax withholding laws that may be alleged against QAD, its employees or agents, with respect to such performance.

11.	Warranty. Contractor warrants that the Services shall be provided with a standard of care, skill, and diligence normally exercised by a professional person performing similar services and that the Services are an original work of authorship, as are any documentation, training materials and other materials provided by Contractor. Contractor also warrants that Contractor transfers ownership of the Services, and the associated documentation, training materials and other materials, including all intellectual property rights, free and clear of all liens, encumbrances, and claims or demands of third parties. Contractor warrants during the term of this Agreement that it shall use reasonable efforts to provide Services and deliverables under this Agreement and each Supplement in conformance with the written specifications agreed to by the parties in the Supplement. Any software developed in accordance with a Supplement shall be warranted for a period of ninety (90) days from acceptance by QAD or its end customer, as defined in the Supplement. In the event that the Services and/or deliverables which Contractor provides do not conform to such specifications, QAD, in its sole discretion, may require Contractor to re-perform the Services under the applicable Supplement or refund all fees paid by QAD to Contractor to date and terminate this Agreement.

12.	Conflicts. Contractor shall not, during the term of this Agreement, engage in any activities directly in conflict with the interests of QAD, or any subsidiary of QAD. Contractor hereby represents that, at this time and during the term of this Agreement, Contractor does not have, nor shall Contractor have, any other agreement of any kind with any other person, party, or legal entity which would prevent Contractor from entering into this Agreement.

13.	Future Services. Contractor agrees that if Contractor, or a key employee of Contractor, enters into any agreement with a QAD customer whom Contractor has provided services to in accordance with a Supplement herein, either directly or indirectly, to provide services related to any of QAD’s products during a twelve (12) month period after expiration of this Agreement, Contractor shall pay to QAD fifty (50) percent of all revenues generated over the lifetime of that agreement unless QAD specifically waives such payment in writing.

14.	Compliance with Laws. Contractor shall comply with all laws, resolutions, and other regulations applicable to the Services provided including but not limited to, the United States Foreign Corrupt Practices Act, regulations of the United States Department of Commerce and the United Sates Export Administration Act, and shall ensure that no software, documentation and services are exported or re-exported directly or indirectly (including via remote access) to any country, company, or person for which a valid license is required under such export laws without first obtaining such a license. Contractor shall also be responsible for the payment of the taxes resulting from Contractor’s services. Contractor shall indemnify, defend, and hold QAD and its employees, officers, and directors harmless from any claim or expense arising from Contractor’s failure to comply with the foregoing, including any claim for taxes, interest or penalties, however denominated, made by any taxing authority in connection with Contractor’s activities under this Agreement.

15.	Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY THE APPLICABLE LAW, IN NO EVENT SHALL QAD BE LIABLE FOR ANY LOST REVENUES OR PROFITS OR OTHER SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY, EVEN IF QAD HAS OR SHOULD HAVE HAD ANY KNOWLEDGE, ACTUAL OR CONSTRUCTIVE, OF THE POSSIBILITY OF SUCH DAMAGES. QAD’S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED, IN THE AGGREGATE FOR ALL CLAIMS, THE TOTAL DOLLAR AMOUNT PAID OR PAYABLE TO CONTRACTOR UNDER THIS AGREEMENT THAT GAVE RISE TO SUCH LIABILITY.

16.	Term. This Agreement shall be effective as of the date noted above (the “Effective Date”) and shall remain in effect until June 21, 2007 (the “Term”), unless terminated earlier by one of the parties in writing at least thirty (30) days prior to the end of the Term or unless terminated earlier as otherwise provided herein.

17.	Termination. This Agreement may be terminated if the other party fails to perform any material obligation under this Agreement or any individual Supplement and such condition is not remedied within thirty (30) days after written notice except as otherwise provided in any Supplement attached hereto or entered into between the parties. The right to terminate this Agreement or any Supplement due to the other party’s breach shall be in addition to and not in lieu of any other remedies available to either party with respect to such breach.

This Agreement or any individual Supplement may also be terminated immediately by QAD at any time after the occurrence of any of the following events:
a.	Contractor assigns this Agreement or any of its obligations and/or rights thereunder (the word “assign” to include a transfer of major interest in Contractor), or merges with a third party, excluding a parent or subsidiary company, without the prior written consent of QAD which consent shall not be unreasonably withheld; or,

b.	Contractor files a voluntary or has filed against it an involuntary petition of bankruptcy, makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or part of Contractor’s assets/property, or Contractor is adjudged bankrupt; or,

c.	A petition for reorganization of Contractor, or any arrangement with its creditors or readjustment of its debt, or its dissolution or liquidation is filed under any law or statute; or,

d.	Contractor ceases doing business, commences dissolution or liquidation.

QAD may terminate this Agreement or a Supplement hereunder at any time, and for any reason or no reason, immediately upon notice to Contractor, and without any liability to Contractor by virtue of such termination, except for expenses incurred as set forth in article 3 herein and charges incurred for Services satisfactorily performed up to the date of termination.

Upon the termination of this Agreement, Contractor shall cease performing all Services except to the extent required by QAD to be completed and provided QAD is not in breach of this Agreement. The rights and obligations of the parties under this Agreement will continue in effect with respect to such scope of Services until their completion.

Upon the termination of this Agreement for any reason (and with respect to ongoing assignments pursuant to the above paragraph, upon their completion), Contractor shall immediately deliver to QAD all work product and both parties shall return to the other all documents, media or items containing, in whole or part, any Confidential Information belonging to the other party.

The obligations and provisions of the articles entitled “Confidentiality,” “Proprietary Rights,” and “Indemnification,” and QAD’s obligation to pay for Services rendered and expenses incurred prior to termination shall survive termination of this Agreement.

18.	Notice. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by facsimile, electronic mail, messenger, delivery service, or in the United States mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

QAD Inc.:	QAD Inc.	Contractor:	Vince Niedzielski
	6450 Via Real		2107 Fox Den Court
	Carpinteria, CA 93013		Oxnard, CA 93030
	Attn: Legal Department		Phone#:+1.808.983.2152
Phone#:+1.805.565.4233
19.	Nonsolicitation of Employees. During the term of this Agreement and for a period of one (1) year thereafter, each party agrees that it shall not solicit, either directly or indirectly, the employment or services of any current employee of the other party without the express prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the previous sentence, general employment advertisements shall not be deemed solicitation for purposes of this clause.

20.	Non-Assignment. The rights and obligations of Contractor hereunder are personal only and cannot be assigned, delegated, or in any manner transferred.

21.	Force Majeure. Neither party shall be liable for, or be considered to be in breach of this Agreement on account of any delay or failure to perform its obligations under this Agreement, other than obligations for the payment of money, as a result of any cause or condition beyond such party’s reasonable control (including, but not limited to, casualty losses; acts of God or the elements; strikes or other labor disputes; breakdown or damage to any equipment or facilities; disruption of utilities; and acts or omissions of government authorities or other persons or entities other than such party). Notwithstanding the foregoing to the contrary, both parties agree to use best efforts to negotiate the effects of such excused performance.

22.	Insurance. Contractor agrees to maintain at Contractor’s own expense, for so long as Contractor is providing Services to QAD, insurance coverage for itself and for its employees who perform Services hereunder, including, but not limited to, workmen’s compensation, disability, unemployment and general liability insurance. The amounts and coverage of such insurance shall be sufficient to compensate for any and all injury, loss, or damage which may result from or arise out of Contractor’s performance of Services under this Agreement. Certificates of insurance evidencing such coverage shall be furnished promptly upon the request of QAD at any time during the term of this Agreement. In no event shall this insurance be canceled, or allowed to expire without renewal on similarly conforming terms, without prior written notice to QAD.

23.	Entire Agreement. The foregoing sets forth the entire Agreement between QAD and Contractor. Henceforth, the parties are not bound by any agreements, understanding, conditions or modifications except as expressly set forth in this Agreement or any Supplement to this Agreement signed by both parties. This Agreement shall be construed in accordance with and governed by the laws of the State of California. If any term or provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdictions, such term or provision shall be severed from this Agreement and the reminder of the terms and provisions shall remain in full force and effort. Any modification or amendment of any provision of this Agreement or any Supplement shall be effective only if in writing and signed by both parties.

QAD Inc.	Vince Niedzielski

/s/ Pam Lopker	/s/ Vince Niedzielski

Authorized Signature	Authorized Signature

Pam Lopker	Vince Niedzielski

Printed Name	Printed Name

President	Consultant

Title	Title

3/15/07	3/13/07

Date	Date

SUPPLEMENT NO. 1
to the
TECHNICAL SERVICES AGREEMENT
between
QAD Inc. and Vince Niedzielski
dated March 12, 2007
This Supplement No. 1 will confirm the mutual understanding and agreement of QAD and Contractor as to the terms and conditions pursuant to which Contractor will perform the services and produce the deliverables described in this Supplement. The terms and conditions of this Supplement are as follows:
SECTION A — SCOPE OF SERVICES:
Contractor shall provide the following transitional Services:
•	Provide organizational consultation in the support of migration from current structure to domain model

•	Provide product/project consultation as necessary to support completion of development schedules over next 3 months

•	Provide interim knowledge regarding key R&D business processes

•	Provide interim knowledge regarding key contributors within R&D
Contractor will be available to perform the Services defined in this Section A starting March 23, 2007, and will conclude on June 21, 2007.
SECTION B — PERIOD OF PERFORMANCE:
This Supplement No. 1 shall be effective as of the date QAD issues Contractor a purchase order for the Services contemplated by this Supplement No. 1 and shall be completed by Contractor by: June 21, 2007.
SECTION C — ACCEPTANCE PROCEDURES:
Transitional Services will be considered complete and acceptable as follows:
•	Contractor will send email to HR VP itemizing consultation given for each two week period

•	HR VP will review and validate against defined Scope of Services

•	If services are not required by QAD and none are rendered during any two week period, full payment is required in the form of a retainer
SECTION D — COMPENSATION AND EXPENSES:
•	Payments will be initiated every two weeks with the final payment issued at the completion of this Supplement No. 1

•	Amount to be paid per week is $5,770, not to exceed $75,010 for entire period

•	Payments will be triggered by email invoice from Contractor to HR and Accounts Payable

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SECTION E — PROJECT ORGANIZATION:

Primary QAD Contact		Primary Contractor Contact
Name:	Pam Lopker	Name:	Vince Niedzielski
Title:	President	Title:	Contractor
Address:	6450 Via Real	Address:	2107 Fox Den Court
	Carpinteria, CA 93013		Oxnard, CA 93030
Phone:	+1.805.566.6000	Phone:	+1.808.983.2152
E-Mail:	pml@qad.com	E-Mail:
Fax:
All terms and conditions of the Agreement, other than those amended herein, shall remain unchanged and in full force and effect.
This Supplement shall constitute an integral part of the Agreement and be effective as stipulated above and upon signature by the respective parties and shall remain valid until the date the Services are completed or until the Agreement expires or otherwise terminates, whichever is earlier.
The undersigned hereby acknowledge that they have read and that they fully understand the terms of this Supplement, the terms and conditions of which are hereby incorporated and acknowledged by this reference.

QAD Inc.	Vince Niedzielski

/s/ Pam Lopker	/s/ Vince Niedzielski

Authorized Signature	Authorized Signature

Pam Lopker	Vince Niedzielski

Printed Name	Printed Name

President	Contractor

Title	Title

3/15/07	3/13/07

Date	Date

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